Filed Pursuant to Rule 433

Registration No. 333-217991

Issuer Free Writing Prospectus dated December 6, 2017

Relating to Preliminary Prospectus Supplement dated December 6, 2017

MARTIN MARIETTA MATERIALS, INC.

$300,000,000 Floating Rate Senior Notes due 2019

$500,000,000 3.500% Senior Notes due 2027

$600,000,000 4.250% Senior Notes due 2047

PRICING TERM SHEET

DECEMBER 6, 2017

FLOATING RATE NOTES

Issuer:	Martin Marietta Materials, Inc.

Security:	Floating Rate Senior Notes due 2019

Principal Amount:	$300,000,000

Maturity Date:	December 20, 2019

Issue Price:	100.000% of principal amount, plus accrued interest, if any, from and including, December 20, 2017

Interest Rate Basis:	Three-month LIBOR, reset quarterly

Spread to LIBOR:	Plus 50 basis points

Initial Interest Rate and Determination Date:	Three-month LIBOR determined as of the second London Business Day immediately preceding the Settlement Date plus 50 basis points; if three-month LIBOR cannot be determined as of such date, the initial three-month LIBOR will be 1.523%

Interest Payment Dates and Reset Dates:	Quarterly on March 20, June 20, September 20 and December 20, commencing on March 20, 2018

Interest Determination Dates:	Second London Business Day immediately preceding the applicable Interest Payment Date

Gross Proceeds to the Issuer:	$300,000,000

Optional Redemption Provisions:	None

Day Count Convention:	Actual/360, Adjusted

CUSIP / ISIN:	573284 AS5 / US573284AS50

2027 FIXED RATE NOTES

Issuer:	Martin Marietta Materials, Inc.

Security:	3.500% Senior Notes due 2027

Principal Amount:	$500,000,000

Maturity Date:	December 15, 2027

Issue Price:	99.750% of principal amount, plus accrued interest, if any, from and including, December 20, 2017

Benchmark Treasury:	UST 2.250% due November 15, 2027

Benchmark Treasury Price and Yield:	99-09+ and 2.330%

Spread to Benchmark Treasury:	Plus 120 basis points

Yield to Maturity:	3.530%

Coupon (Interest Rate):	3.500%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on June 15, 2018

Gross Proceeds to the Issuer:	$498,750,000

Special Mandatory Redemption Provision:	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest if (i) the Acquisition is not consummated prior to September 30, 2018, (ii) the Purchase Agreement is terminated at any time prior to September 30, 2018 (other than as a result of consummating the Acquisition) or (iii) the Company publicly announces at any time prior to September 30, 2018 that it will no longer pursue the consummation of the Acquisition.

Optional Redemption Provisions:

Prior to September 15, 2027 (three months prior to the maturity date of the 2027 fixed rate notes) (the “2027 Par Call Date”), make-whole call at any time at a discount rate of U.S. Treasury Rate plus 20 basis points (or 0.200%)

On or after the 2027 Par Call Date, at any time at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption

Day Count Convention:	30/360

CUSIP / ISIN:	573284 AT3 / US573284AT34

2047 FIXED RATE NOTES
Issuer:	Martin Marietta Materials, Inc.

Security:	4.250% Senior Notes due 2047

Principal Amount:	$600,000,000

Maturity Date:	December 15, 2047

Issue Price:	99.681% of principal amount, plus accrued interest, if any, from and including, December 20, 2017

Benchmark Treasury:	UST 2.750% due August 15, 2047

Benchmark Treasury Price and Yield:	100-20 and 2.719%

Spread to Benchmark Treasury:	Plus 155 basis points

Yield to Maturity:	4.269%

Coupon (Interest Rate):	4.250%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on June 15, 2018

Gross Proceeds to the Issuer:	$598,086,000

Special Mandatory Redemption Provision:	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest if (i) the Acquisition is not consummated prior to September 30, 2018, (ii) the Purchase Agreement is terminated at any time prior to September 30, 2018 (other than as a result of consummating the Acquisition) or (iii) the Company publicly announces at any time prior to September 30, 2018 that it will no longer pursue the consummation of the Acquisition.

Optional Redemption Provisions:

Prior to June 15, 2047 (six months prior to the maturity date of the 2047 fixed rate notes) (the “2047 Par Call Date”), make-whole call at any time at a discount rate of U.S. Treasury Rate plus 25 basis points (or 0.250%)

On or after the 2047 Par Call Date, at any time at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption

Day Count Convention:	30/360

CUSIP / ISIN:	573284 AU0 / US573284AU07

FLOATING RATE NOTES, 2027 FIXED RATE NOTES AND 2047 FIXED RATE NOTES
Ratings:*	Baa3 / BBB+ / BBB (Moody’s / S&P / Fitch)

Trade Date:	December 6, 2017

Settlement Date:

December 20, 2017 (T+10)

We expect that delivery of the notes will be made to investors on or about December 20, 2017, which will be the tenth business day following the date of the prospectus supplement (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next seven succeeding business days should consult their advisors.

Legal Format:	SEC Registered

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC BB&T Capital Markets, a division of BB&T Securities, LLC SunTrust Robinson Humphrey, Inc.

Co-Managers:	PNC Capital Markets LLC Regions Securities LLC The Williams Capital Group, L.P. MUFG Securities Americas Inc. Comerica Securities, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611, J.P. Morgan Securities LLC at (212) 834-4533, Wells Fargo Securities, LLC at (800) 645-3751, BB&T Capital Markets, a division of BB&T Securities, LLC, at (844) 499-2713 or SunTrust Robinson Humphrey, Inc. at (800) 685-4786.

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